Exhibit 99.1

PRESS RELEASE

For Immediate Release

Date:	April 18, 2018
Contact:	Chris Courtney/Rick McCarty
Phone:	(209) 848-2265
www.ovcb.com

OAK VALLEY BANCORP REPORTS 1st QUARTER RESULTS

OAKDALE, CA–Oak Valley Bancorp (NASDAQ: OVLY) (the “Company”), the bank holding company for Oak Valley Community Bank and their Eastern Sierra Community Bank division, recently reported unaudited consolidated financial results for the first quarter of 2018. For the three months ended March 31, 2018, consolidated net income was $2,802,000, or $0.35 per diluted share (EPS). This compared to consolidated net income of $1,589,000, or $0.20 EPS, for the prior quarter and $2,207,000, or $0.27 EPS, for the same period a year ago.

The increase in net income compared to prior quarters was primarily the result of net interest income expansion and a reduction in provision for income taxes due to the lower federal income tax rate corresponding to the Tax Cuts and Jobs Act of 2017. This recent tax reform act further compounded the quarter-over-quarter net income increase due to the $983,000 net deferred asset remeasurement recorded during the fourth quarter of 2017.

Net interest income for the three months ended March 31, 2018 was $9,117,000, compared to $9,023,000 in the prior quarter and $8,082,000 for the same period last year. The net interest income increases over prior periods corresponds to the growth of our average loan and investment portfolios and the positive impact of rising rates on earning assets. Despite the decrease in gross loans of $14.2 million during the quarter due to principal paydowns on a few loan relationships, the first quarter average gross loans increased by $3.9 million compared to the prior quarter, and thus contributed to the net interest income expansion.

The net interest margin for the three months ended March 31, 2018 was 3.80%, compared to 3.86% for the prior quarter and 3.69% for the same period last year. The modest decrease from the previous quarter is mainly due to the difference in the full tax equivalent benefit of tax-exempt municipal securities and loans, pertaining to the lower federal income tax rate as described above. The increase compared to the first quarter of 2017, is mainly due to loan growth and the positive impact of rising rates.

Non-interest expense totaled $6,732,000 for the quarter ended March 31, 2018, compared to $6,222,000 in the previous quarter and $6,207,000 in the same quarter a year ago. The increase compared to prior periods corresponds to staffing increases and general operating costs related to servicing the growing loan and deposit portfolios.

Non-interest income was $1,332,000 for the quarter ended March 31, 2018, compared to $1,193,000 for the prior quarter and $1,471,000 for the same period last year. The increase compared to the prior quarter is due to gains recorded on the sale of an OREO property and an investment security. The decrease compared to the first quarter of 2017, was due to a decrease in gains on called investment securities.

“We are pleased to report another strong quarter with solid earnings. Despite the drop-off in gross loans at quarter-end, average earning assets realized growth during the quarter fueling net interest income expansion. As always, we remain committed to the relationship banking model and we are confident in our team’s ability to make meaningful connections with the people and families behind the locally owned businesses that are the lifeblood of our community,” stated Chris Courtney, President and CEO.

Total assets were $1.05 billion at March 31, 2018, an increase of $18.0 million over December 31, 2017 and an increase of $62.9 million over March 31, 2017. Gross loans were $648.4 million at March 31, 2018, a decrease of $14.2 million over December 31, 2017, and an increase of $35.5 million over March 31, 2017. The Company’s total deposits were $955.3 million as of March 31, 2018, an increase of $16.5 million and $56.2 million over December 31, 2017 and March 31, 2017, respectively.

As of March 31, 2018, non-performing assets were $1.3 million or 0.12% of total assets, compared to $1.6 million or 0.15% of total assets as of December 31, 2017 and $3.8 million or 0.38% of total assets as of March 31, 2017. The decrease in non-performing assets is the result of continued payments on non-performing loans and the sale of two OREO properties during the prior twelve months.

The Company did not record a provision for loan losses during the first quarter of 2018 due to a decline in gross loans and an improvement in credit quality as described above. As a result, the ratio of allowance for loan losses to gross loans increased to 1.26% at March 31, 2018, compared to 1.23% at December 31, 2017 and 1.28% at March 31, 2017.

Oak Valley Bancorp operates Oak Valley Community Bank & Eastern Sierra Community Bank, through which it offers a variety of loan and deposit products to individuals and small businesses. They currently operate through 16 conveniently located branches: Oakdale, Turlock, Stockton, Patterson, Ripon, Escalon, Manteca, Tracy, two branches in Sonora, three branches in Modesto, a loan production office in Downtown Sacramento, and three branches in their Eastern Sierra division, which includes Bridgeport, Mammoth Lakes and Bishop.

For more information, call 1-866-844-7500 or visit www.ovcb.com.

This press release includes forward-looking statements about the corporation for which the corporation claims the protection of safe harbor provisions contained in the Private Securities Litigation Reform Act of 1995.

Forward-looking statements are based on management's knowledge and belief as of today and include information concerning the corporation's possible or assumed future financial condition, and its results of operations and business. Forward-looking statements are subject to risks and uncertainties. A number of important factors could cause actual results to differ materially from those in the forward-looking statements. Those factors include fluctuations in interest rates, government policies and regulations (including monetary and fiscal policies), legislation, economic conditions, including increased energy costs in California, credit quality of borrowers, operational factors and competition in the geographic and business areas in which the company conducts its operations. All forward-looking statements included in this press release are based on information available at the time of the release, and the Company assumes no obligation to update any forward-looking statement.

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Oak Valley Bancorp
Financial Highlights (unaudited)

($ in thousands, except per share)	1st Quarter	4th Quarter	3rd Quarter	2nd Quarter	1st Quarter
Selected Quarterly Operating Data:	2018	2017	2017	2017	2017

Net interest income	$9,117	$9,023	$8,620	$8,455	$8,082
Provision for loan losses	-	245	70	35	-
Non-interest income	1,332	1,193	1,276	2,036	1,471
Non-interest expense	6,732	6,222	6,060	6,076	6,207
Net income before income taxes	3,717	3,749	3,766	4,380	3,346
Provision for income taxes	915	2,160	1,298	1,550	1,139
Net income	$2,802	$1,589	$2,468	$2,830	$2,207

Earnings per common share - basic	$0.35	$0.20	$0.31	$0.35	$0.27
Earnings per common share - diluted	$0.35	$0.20	$0.31	$0.35	$0.27
Dividends paid per common share	$0.130	$-	$0.125	$-	$0.125
Return on average common equity	12.47%	6.93%	11.04%	13.14%	10.73%
Return on average assets	1.08%	0.62%	0.98%	1.14%	0.91%
Net interest margin (1)	3.80%	3.86%	3.78%	3.74%	3.69%
Efficiency ratio (2)	63.40%	58.35%	59.55%	61.14%	63.88%

Capital - Period End
Book value per common share	$11.19	$11.21	$11.07	$10.89	$10.40

Credit Quality - Period End
Nonperforming assets/ total assets	0.12%	0.15%	0.16%	0.32%	0.38%
Loan loss reserve/ gross loans	1.26%	1.23%	1.24%	1.26%	1.28%

Period End Balance Sheet
($ in thousands)
Total assets	$1,052,813	$1,034,852	$996,721	$1,020,495	$989,879
Gross loans	648,367	662,544	636,609	623,809	612,894
Nonperforming assets	1,310	1,564	1,564	3,242	3,777
Allowance for loan losses	8,165	8,166	7,917	7,854	7,827
Deposits	955,341	938,882	901,716	925,786	899,169
Common equity	91,595	90,767	89,676	88,100	84,061

Non-Financial Data
Full-time equivalent staff	168	167	164	164	159
Number of banking offices	16	16	16	16	16

Common Shares outstanding
Period end	8,183,005	8,098,605	8,098,605	8,089,705	8,082,205
Period average - basic	8,074,961	8,073,805	8,064,690	8,062,026	8,041,829
Period average - diluted	8,077,304	8,090,826	8,083,137	8,080,030	8,071,768

Market Ratios
Stock Price	$22.30	$19.54	$16.79	$13.90	$13.20
Price/Earnings	15.85	25.02	13.83	9.87	11.86
Price/Book	1.99	1.74	1.52	1.28	1.27

(1) Ratio computed on a fully tax equivalent basis using a marginal federal tax rate of 34% in 2017, and 21% in 2018.
(2) Ratio computed on a fully tax equivalent basis using a marginal federal tax rate of 34% 2017, and 21% in 2018.
A marginal federal/state combined tax rate of 41.15% in 2017 and 29.56% in 2018, was used for applicable revenue.